Exhibit 99.1

Passage Bio and Remix Therapeutics Announce Merger Agreement

Combined company to operate as Remix Therapeutics and advance Remix’s pipeline of novel small molecule therapies designed to reprogram RNA processing and address disease drivers at their origin

Remix’s lead program, REM-422, is an orally available mRNA degrader targeting MYB, a historically undruggable transcription factor implicated across multiple cancers

Concurrent oversubscribed $100 million private placement financing of Remix expected to fund combined company operations into 2028, supporting delivery of several clinical readouts for REM-422 in 2027

Companies to hold joint conference call on June 24, 2026 at 4:30 PM ET

Philadelphia, Pa., and Watertown, Mass., June 24, 2026 – Passage Bio, Inc. (Nasdaq: PASG) (“Passage Bio”) and Remix Therapeutics, Inc. (“Remix”), a clinical-stage biotechnology company developing small molecule therapies to modulate RNA processing and address the underlying drivers of disease, today announced that they have entered into a definitive merger agreement to combine in an all-stock transaction. Upon completion of the transaction, the combined company plans to operate under the name Remix Therapeutics, Inc. and expects to trade on Nasdaq under the ticker symbol “RMTX.”

In connection with the proposed merger, Remix has secured commitments for a concurrent oversubscribed private placement financing that is expected to result in total gross proceeds of approximately $100 million from a syndicate of new investors led by Decheng Capital, with participation from  Lynx1 Capital Management, Forge Life Science Partners, existing investors and other leading investment management firms.

The private placement financing is expected to close immediately prior to completion of the proposed merger. The combined company’s cash and cash equivalents balance at closing, including the proceeds from the private placement, is anticipated to fund the combined company’s operations into 2028 and provide runway through key clinical milestones, including data from the registrational Phase 2 trial of REM-422 in Adenoid Cystic Carcinoma (ACC); data from the Phase 1 trial in Acute Myeloid Leukemia (AML) or high-risk myelodysplastic syndrome (HR-MDS) and progression of Remix’s discovery pipeline.

“This transaction marks a transformative step for Remix as we advance our mission to reprogram RNA processing and unlock a new class of medicines with the strength of our seasoned team and support from leading biotechnology investors,” said Peter Smith, Ph.D., Co-Founder and CEO of Remix. “We are exceptionally well-positioned to accelerate a pipeline of RNA-targeted small-molecule therapies led by REM-422, an orally available mRNA degrader targeting MYB, a historically undruggable transcription factor implicated across multiple cancers. With this strengthened foundation and compelling REM-422 data in hand, we are focused on rapidly translating our breakthrough science into differentiated therapies for patients who urgently need better options.”

"Following a thorough evaluation of strategic alternatives, we are thrilled to have identified Remix as the ideal partner for this transaction. Remix has built a truly differentiated platform in RNA processing modulation, and REM-422's impactful Phase 1 data in ACC and strong execution of their ongoing registrational study in this underserved disease reflect the quality of their science and team. We believe this combination delivers compelling value for Passage Bio stockholders, providing meaningful participation in a clinical-stage company with a well-defined path to pivotal data. We look forward to supporting the combined company as it advances these important medicines for patients," said Will Chou, M.D., President and CEO of Passage Bio.

About the Proposed Transaction

Under the terms of the merger agreement, as of the closing of the proposed merger, the pre-merger Passage Bio shareholders are expected to own approximately 7% of the combined company and the pre-merger Remix stockholders (inclusive of those investors participating in the financing) are expected to own approximately 93% of the combined company. The percentage of the combined company that Passage Bio shareholders will own as of the closing of the proposed merger is subject to adjustment based on the estimated amount of Passage Bio’s net cash immediately prior to the closing date. In connection with the proposed merger, a contingent value right (“CVR”) will be distributed to Passage shareholders of record at the closing date. Each CVR will entitle its holder to receive a pro rata portion of certain net proceeds actually received by the combined company from milestones associated with Passage Bio's out-licensed pediatric gene therapy pipeline assets, subject to the terms and conditions of a CVR agreement to be entered into at closing. The CVRs will not be transferable (except in limited circumstances), will not be listed on any securities exchange, and will not bear interest. There can be no assurance that any proceeds will be realized or that CVR holders will receive any payment.

The transaction has been unanimously approved by the Board of Directors of both companies and is expected to close in the fourth quarter of 2026, subject to the satisfaction of customary closing conditions, including, among others, approval by the stockholders of each company, the effectiveness of a registration statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) to register the securities to be issued in connection with the proposed merger and the satisfaction of other customary closing conditions.

The combined company plans to operate under the name Remix Therapeutics, Inc. and will be led by Dr. Smith. Remix’s Board of Directors will become directors of the combined company, chaired by Matthew Patterson. In conjunction with the transaction, Peter Colabuono of Decheng Capital will join the Board of Directors.

Latham & Watkins LLP is serving as legal counsel to Remix. Goldman Sachs & Co. LLC, Jefferies and Evercore ISI are acting as the placement agents in connection with the concurrent private placement financing. RBC Capital Markets and Canaccord Genuity are acting as Capital Markets Advisors. Cooley LLP is serving as legal counsel to the placement agents. Fenwick & West LLP is serving as legal counsel to Passage Bio. Wedbush Securities Inc.is serving as exclusive financial advisor for the transaction.

Conference Call and Webcast Information

The companies will host a conference call and webcast on June 24, 2026 at 4:30 P.M. ET. Participants are invited to listen here or by visiting the Investors & Media section of Passage Bio’s website at investors.passagebio.com.

About REM-422

REM-422 is a potent, selective, and oral small molecule mRNA degrader that induces the reduction of MYB mRNA and subsequent protein expression. REM-422 functions by facilitating the incorporation of a poison exon in the MYB mRNA transcript, leading to nonsense-mediated decay of the transcript. REM-422 is currently in Phase 1/2 clinical studies in both Adenoid Cystic Carcinoma (ACC) and Acute Myeloid Leukemia (AML) or high-risk myelodysplastic syndrome (HR-MDS). The U.S. Food and Drug Administration granted REM-422 Orphan Drug Designation for ACC and AML and Fast Track designation for ACC.

About Remix Therapeutics

Remix Therapeutics is a clinical-stage biotechnology company developing novel small molecule therapies designed to reprogram RNA processing and address disease drivers at their origin. Remix's REMaster™ technology platform leverages cutting-edge data science, biomolecular sciences and chemistry approaches to identify orally administered compounds that modulate gene expression. Remix's innovative therapeutic approach led to the discovery of REM-422, an RNA processing modulator in oncology, now being evaluated in Phase 1/2 clinical studies to treat acute myeloid leukemia (AML), high-risk myelodysplastic syndrome (HR-MDS) and adenoid cystic carcinoma (ACC).

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Passage Bio’s primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction involving Passage Bio and Remix, including the conditions to, and timing of, closing of the proposed transaction, the Board of Directors and management of the combined company, the percentage ownership of the combined company (which is subject to adjustment based on the amount of Passage Bio’s net cash as of the closing of the proposed transaction), and the parties’ ability to consummate the proposed transaction and private placement financing, including the intended use of net proceeds from the private placement financing and the expected timing of closing and completion of the private placement financing, the expected issuance of the CVR and the contingent payments contemplated by the CVR, the combined company’s expected cash and the sufficiency of the combined company’s cash to fund operations into 2028, the listing of the combined company’s shares on Nasdaq, the expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of Remix’s product candidates, including REM-422, and anticipated milestones and timing, among others.

Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (i) the risk that the conditions to the closing of the proposed transaction are not satisfied, including the failure to timely or at all obtain stockholder approval for the proposed transaction or the failure to timely or at all obtain any required regulatory clearances; (ii) uncertainties as to the timing of the consummation of the proposed transaction and the ability of each of Passage Bio and Remix to consummate the proposed transaction; (iii) the ability of Passage Bio and Remix to integrate their businesses successfully and to achieve anticipated synergies; (iv) the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the combined company’s operations, and the anticipated tax treatment of the combination; (v) potential litigation relating to the proposed transaction that could be instituted against Passage Bio, Remix or their respective directors; (vi) possible disruptions from the proposed transaction that could harm Passage Bio’s and/or Remix’s respective businesses; (vii) the ability of Remix to retain, attract and hire key personnel; (viii) potential adverse reactions or changes to relationships with employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Passage Bio’s or Remix’s financial performance; (x) certain restrictions during the pendency of the proposed transaction that may impact Passage Bio’s or Remix’s ability to pursue certain business opportunities or strategic transactions; (xi) the combined company’s need for additional funding, which may not be available; (xii) failure to identify additional product candidates and develop or commercialize marketable products; (xiii) the early stage of the combined company’s development efforts; (xiv) potential unforeseen events during clinical trials could cause delays or other adverse consequences; (xv) risks relating to the regulatory approval process; (xvi) interim, topline and preliminary data may change as more patient data become available, and are subject to audit and verification procedures that could result in material changes in the final data; (xvii) Passage Bio’s and Remix’s product candidates may cause serious adverse side effects; (xviii) inability to maintain collaborations, or the failure of these collaborations; (xix) the combined company’s reliance on third parties, including for the manufacture of materials for our research programs, preclinical and clinical studies; (xx) failure to obtain U.S. or international marketing approval; (xxi) ongoing regulatory obligations; effects of significant competition; (xxii) unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; (xxiii) product liability lawsuits; (xxiv) securities class action litigation; (xxv) the impact of general economic conditions on our business and operations, including the combined company’s preclinical studies and clinical trials; (xxvi) the possibility of system failures or security breaches; risks relating to intellectual property; (xxvii) significant costs incurred as a result of operating as a public company; (xxviii) the risk that, as a result of adjustments to the exchange ratio, Passage Bio stockholders and Remix stockholders could own more or less of the combined company than is currently anticipated, including as a result of the determination of Passage Bio’s net cash; (xxix) risks related to the market price of Passage Bio’s common stock relative to the value implied by the exchange ratio; (xxx) the risk that holders of the CVR may never receive any payments thereunder; (xxxi) the risk that the concurrent private placement financing is not consummated; and (xxxii) such other factors as are set forth in Passage Bio’s periodic public filings with the SEC, including but not limited to those described under the heading “Risk Factors” in Passage Bio’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the period ended March 31, 2026. Passage Bio and Remix can give no assurance that the conditions to the proposed transaction will be satisfied. Except as required by applicable law, Passage Bio and Remix undertake no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication relates to a proposed transaction involving Passage Bio and Remix and may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, Passage Bio intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will contain a proxy statement of Passage Bio that will constitute a prospectus with respect to shares of Passage Bio stock to be issued in the proposed transaction (the “Proxy Statement/Prospectus”). Passage Bio may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement/Prospectus or any other document which Passage Bio may file with the SEC. INVESTORS AND SECURITYHOLDERS OF PASSAGE BIO AND REMIX ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED BY PASSAGE BIO WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Passage Bio and Remix stockholders will also be able to obtain free copies of the Proxy Statement/Prospectus (when available) and other documents containing important information about Passage Bio, Remix and the proposed transaction that will be filed with the SEC by Passage Bio through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Passage Bio will also be available free of charge on Passage Bio’s website at www.passagebio.com or by contacting Passage Bio’s investor relations department by email at investors@passagebio.com.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities nor a solicitation of any vote or approval with respect to the proposed transaction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in the Solicitation

Passage Bio, Remix and their respective directors and executive officers may be deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934) in the solicitation of proxies from Passage Bio’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from Passage Bio’s stockholders in connection with the proposed transaction will be set forth in the Proxy Statement/Prospectus on Form S-4 for the proposed transaction, which is expected to be filed with the SEC by Passage Bio. Information regarding Passage Bio’s directors and executive officers is also available in Passage Bio’s most recent Annual Report on Form 10-K and in its definitive proxy statement for its 2026 annual meeting of stockholders filed with the SEC on April 7, 2026. Investors and securityholders of Passage Bio and Remix are urged to read the Proxy Statement/Prospectus and other relevant documents that will be filed with the SEC by Passage Bio carefully and in their entirety when they become available because they will contain important information about the proposed transaction.

Remix Therapeutics Contacts:

Media:

Kara Stephens-Weaver
Precision AQ

Kara.Stephens-Weaver@precisionaq.com

Investors:

Will O'Connor
Precision AQ

Will.OConnor@precisionaq.com

Passage Bio Contacts

Media:

Mike Beyer

Sam Brown Inc. Healthcare Communications

312.961.2502

mikebeyer@sambrown.com

Investors:

investors@passagebio.com